Exhibit 3.17

State of Delaware Secretary of State Division of Corporations Delivered 02:21 PM 06/09/2006 FILED 02:19 PM 06/09/2006 SRV 060560190 - 3139926 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOSTOPIA.COM INC.

The undersigned, being the Secretary of Hostopia.com Inc., a corporation organized and existing under the laws of the State of Delaware, in accordance with an original Certificate of Incorporation of the corporation filed with the Secretary of State of the State of Delaware on December 10, 1999, and amended on May 9, 2000, June 15, 2000 and December 21, 2001, hereby certifies, pursuant to Section 245 of the Delaware General Corporation Law, as follows:

ONE: He is the duly elected, qualified and acting the Secretary of Hostopia.com Inc., a Delaware corporation (the “Corporation”).

TWO: The Certificate of Incorporation of the Corporation, as amended and in effect on the date hereof, is amended and restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is Hostopia.com Inc.

ARTICLE II.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (the “DGCL”)

ARTICLE HI.

The Corporation shall have perpetual duration.

ARTICLE IV.

The registered office of the Corporation in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent is Corporation Service Company.

ARTICLE V.

(a) The total number of shares of capital stock which the Corporation is authorized to issue shall be 40,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

(b) Immediately prior to the filing of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware, each five (5) shares of the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) that was outstanding was converted into one (1) share of the Preferred Stock with the same rights, privileges, preferences and restrictions of the Series A Preferred Stock (including, without limitation, provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote). The same rights, privileges, preferences and restrictions of the Series A Preferred Stock (including, without limitation, provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote) are set forth in Exhibit A hereto.

(c) Pursuant to Section 242(b)(2) of the DGCL, the number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Common Stock and Preferred Stock, voting as a single class without the separate vote of the holders of any other class or series of stock.

(d) All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata shares, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors of the Corporation (the “Board of Directors”) and any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

(e) The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of not less than sixty-six and two-thirds (66-2/3%) percent of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII.

(a) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

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(b) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. A director shall hold office until the annual meeting next following his election and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(c) Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the DCGL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least sixty (60%) percent of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least sixty (60%) percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

(d) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Common Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

ARTICLE VIII.

Stockholders of the Corporation shall take action by meetings held pursuant to this Amended and Restated Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Board of Directors of the Corporation and the Chief Executive Officer of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX.

(a) To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

(b) Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or

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officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL. The rights to indemnification and advancement of expenses conferred by this Article IX shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

(c) If a claim under this Article DC is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

(d) If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article IX shall be broadened to the fullest extent permitted by the DGCL, as so amended.

(e) No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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ARTICLE X.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VII, VIII, IX and X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at election of directors.

THREE: The foregoing amendment and restatement has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOUR: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of the 31 st day of May 2006.

HOSTOPIA.COM INC.

By:	/s/ Mike Mugan
Name:	Mike Mugan
Title:	Secretary

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State of Delaware Secretary of State Division of Corporations Delivered 02:21 PM 06/09/2006 FILED 02:21 PM 06/09/2006 SRV 060560196—3139926 FILE

HOSTOPIA.COM INC.

AMENDED

CERTIFICATE OF DESIGNATION OF

PREFERRED STOCK

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Hostopia.com Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, by its duly authorized Secretary, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Hostopia.com Inc. (the “Corporation”).

2. The date of filing the Corporation’s Certificate of Incorporation is December 10, 1999. The date of filing the Corporation’s Restated and Amended Certificate of Incorporation is June 9, 2006.

3. The date of filing the Corporation’s Certificate of Designation in regard to the Series A Preferred Stock is December 21, 2001 (the “Original Designation”).

4. The Original Designation established the Series A Preferred Stock, par value $0.0001 per share (the “Current Series A Stock”), of which 10,638,298 shares are authorized and are issued and outstanding.

5. The Amended and Restated Certificate of Incorporation of the Corporation provides for the conversion of five (5) shares of the Current Series A Stock into one (1) share of the New Series A Stock. Accordingly, upon filing this Amended Certificate of Designation, there will be issued and outstanding 2,127,659.6 shares of the New Series A Stock.

6. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue 10,000,000 shares of the Corporation’s Preferred Stock, par value $0.0001 per share (the “New Series A Stock”), in one or more series and, by resolution or resolutions, to fix the designation, number, voting powers, preferences and other special rights, and the qualifications, limitations, restrictions and other distinguishing characteristics, of each series of such Preferred Stock.

7. The New Series A Stock shall have the same rights and preferences as the Current Series A Stock. The Amended Designation hereinafter set forth integrates and amends the rights and preferences of the New Series A Stock to be identical with the rights and preferences of the Current Series A Stock.

8. Where there is a conflict between the rights and preferences of the New Series A Stock and the Restated and Amended Certificate of Incorporation, the rights and preferences of the Current Series A Stock shall prevail,

.9. The resolution set forth below was unanimously adopted by the Corporation’s Board of Directors and the Corporation’s stockholders, including the holders of the outstanding shares of Series A Preferred Stock, at meetings thereof on May 6, 2006 and May 18, 2006, respectively, and such resolution is still in full force and effect:

RESOLVED, that the number of shares of Series A Preferred Stock set forth in the Corporation’s Certificate of Designation filed on December 21, 2001, shall be changed from 10,638,298 to 2,127,659.6, and the powers, preferences and rights of the Series A Preferred Stock are as follows:

1.	Voting Rights.

(a) General. Except as required by law each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of outstanding Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is executed. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters.

(b) Election of Directors. The holders of the Series A Preferred Stock shall be entitled to elect two (2) directors to the Board of Directors of the Corporation as long as the holders of the Series A Preferred Stock hold at least 340,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock-split, reclassification, combination or other similar recapitalization of such shares).

(c) Transactions Requiring Consent of Holders of Series A Preferred Stock. Except as expressly provided herein or as required by law, so long as at least 340,000 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares of Series A Preferred Stock), and in addition to any other vote required by law, the affirmative vote or written consent, of the holders of shares of Series A Preferred Stock constituting at least seventy percent (70%) of the voting power of the shares of Series A Preferred Stock then outstanding shall be required to authorize the Corporation to take the actions set forth in clauses (i) through (ix) below:

(i) Authorize or issue, or obligate itself to authorize or issue, any shares of capital stock senior to or pari passu with the Series A Preferred Stock with respect to dividends, liquidation preferences or the ability to be redeemed prior to or on a parity with the Series A Preferred Stock;

(ii) Effect any amendment of its Certificate of Incorporation or By-laws that affects the size, classification or quorum or voting requirements of the Board of Directors;

(iii) Declare or pay any dividends on Common Stock or Preferred Stock or any other class or series of shares of the capital stock of the Corporation or repurchase any shares of Common Stock except for the purchase of shares owned by former employees at the original purchase price;

(iv) Increase or decrease the authorized number of shares of Series A Preferred Stock;

(v) Make any material change in any long-term management option or stock based compensation plans. A change in any such plan that increases the number of shares that may be granted to employees to more than 15% of the then outstanding shares of Common Stock on a fully diluted basis shall be deemed for purposes hereof to be material;

(vi) Obtaining additional debt financing except in connection with the purchase or lease of equipment or the establishment and use of credit facilities for up to $1,000,000 or the extension, renewal, modification or replacement of such facilities;

(vii) Any material changes to the Corporation’s authorized capital stock;

(viii) Effect, or obligate itself to effect, any sale of all or substantially all of the assets of the Corporation (except for the sale of assets to any wholly owned subsidiary); or any sale of all or substantially all of its capital stock (including through a merger or consolidation) (“Sale Transaction”) in a single or series of related transactions where the consideration to be received by the holders of Series A Preferred Stock is less than (x) one hundred twenty-five percent (125%) of the Conversion Price at such time, if the Sale Transaction occurs before December 31, 2003; or (y) one hundred fifty percent (150%) of the Conversion Price at such time if Sale Transaction occurs on or after December 31, 2003; or

(ix) Undertake an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Securities Act”) or pursuant to a prospectus under the securities laws of any province of Canada (an “Offering”) where the proposed issue price is less than: (x) one hundred twenty-five percent (125%) of the Conversion Price at the time of the offering, if the offering completed is before December 31, 2003; and (y) one hundred fifty percent (150%) of the Conversion Price at the time of the offering, if the offering is completed on or after December 31, 2003 (subject in each case to adjustments for stock splits, combinations, stock dividends reclassifications and similar events affecting the Common Stock which occur after the Series A Original Issue Date) (“Qualified Offering”).

2.	Election of Directors upon Failure to Redeem Series A Preferred Stock.

(a) In the event that the Corporation shall have failed to pay the Mandatory Redemption (as defined in Section 7(a) hereof) Price for shares of Series A Preferred Stock on the Mandatory Redemption Date (as defined in Section 7(b) hereof) (the “Required Payment”) in accordance with the terms of Section 7 hereof, the Corporation shall promptly give written notice thereof to each holder of Series A Preferred Stock with respect to which the Corporation has failed to make the Required Payment (“Unpaid Stock”) and the holders of Unpaid Stock, voting together as a single class, shall, immediately upon the giving of written notice to the Corporation by the holders of shares of Unpaid Stock constituting at least two-thirds of the voting power of the outstanding shares of Unpaid Stock, be entitled to elect the smallest number of directors which shall constitute, together with the directors elected pursuant to Section 1(b), a majority of the authorized number of directors of the Corporation. Such election shall be the election of the entire Board of Directors with the holders of Unpaid Stock being entitled to elect a majority thereof. The holders of shares of Common Stock and of any other class or series of voting stock, as a class, shall be entitled to elect the remaining members of the Board of Directors.

(b) Whenever under the provisions of Section 2(a) above, the right shall have accrued to the holders of the shares of Unpaid Stock as a class to elect directors, the Board of Directors shall, within ten days after failure to pay on the requisite date, call a special meeting of the stockholders for the election of directors, to be held upon not less than 20 nor more than 30 days’ notice to such holders. If such notice of meeting is not given within the ten days required above, the holders of Unpaid Stock requesting the calling of such meeting may also call such meeting and shall have access to the stock books and records of the Corporation for such purpose. At any meeting so called or at any other meeting held while the holders of the outstanding shares of Unpaid Stock shall have the voting power provided in Section 2(a) above, the holders of shares of Unpaid Stock constituting 25% of the voting power of the then outstanding shares of Unpaid Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided.

(c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the shares of Unpaid Stock as a class, pursuant to the provisions of this Section 2, the remaining directors elected by the holders of the Unpaid Stock, by affirmative vote of at least 75% of the remaining directors, or the remaining director so elected if there be but one, may, if permitted by law and subject to the following provisions of Section 2(d) hereof, elect a successor or successors to hold office for the unexpired terms of the director or directors whose place or places shall be vacant. In case of any vacancy in the office of a director occurring among the directors elected by the holders of Common Stock and of any other class or series of voting stock as a class, the remaining directors elected by the holders of Common Stock and of any other class or series of voting stock by affirmative vote of a majority thereof or the remaining director so elected if there be but one, may, if permitted by law, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Unpaid Stock (or by any directors so elected by directors elected by the holders of the Unpaid Stock as provided in this Section 2(c)) may be removed without cause during his term of office, by, and only by, the affirmative vote of the holders of shares of Unpaid Stock constituting at least two thirds of the voting power of the then outstanding shares of Unpaid Stock, cast at a special meeting of such stockholders duly called for that purpose.

(d) If and when the Corporation shall have made the Required Payment, then the holders of the shares of Unpaid Stock shall be divested of all of the voting rights specified in Section 2(a) above, but always subject to the same provisions vesting such voting rights in the holders of the shares of Unpaid Stock in case of similar future failure to make Required Payments. Upon the termination of any such voting rights as provided above, the Board of

Directors shall call a special meeting of stockholders at which all directors will be elected, and the terms of office of all persons who are then directors of the Corporation shall terminate immediately upon the election of their successors.

3.	No Impairment of Rights.

(a) The Corporation shall not amend, alter or repeal the preferences, privileges, rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of 70% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over or on a parity with Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely Series A Preferred Stock.

(b) The Corporation will not, without the approval, by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, with each share of Series A Preferred Stock to be entitled to one vote in each instance, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein.

4.	Dividend Rights.

(a) Each issued and outstanding share of Series A Preferred Stock shall entitle the holder of record thereof to receive dividends thereon at the annual rate of Eight Percent (8%) of the Series A Base Price (as defined in Section 5(a) hereof); when, if and as declared by the Board of Directors, out of any funds legally available therefor. Dividends on the Series A Preferred Stock shall not be cumulative except that if the Corporation has not consummated a Qualified Offering prior to December 1, 2006, the dividends on the Series A Preferred Stock shall become cumulative after December 1, 2006.

(b) Dividends and distributions may be paid, or declared and set aside for payment, upon shares of Common Stock or any other series or class of shares in the capital stock of the Corporation in any dividend period only if equivalent dividends shall have been paid, or declared and set apart for payment, on account of all shares of Series A Preferred Stock then issued and outstanding, determined on the basis of the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted on the declaration date, or if there is none, the payment date, for such dividend.

5.	Liquidation Rights.

(a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other shares of capital stock ranking junior to the Series A Preferred Stock (collectively, “Junior Stock”), the holders of record of shares of Series

A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount payable in cash equal to $2.35 per outstanding share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other such similar recapitalization of such shares (the “Series A Base Price”)), plus an amount equal to any declared or accrued and unpaid dividends. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the Series A preferred shares held by them upon such distribution if all amounts payable (prior to any distribution to holders of Junior Stock) on or with respect to such shares were paid in full.

(b) The aggregate amount to be paid to holders of Series A Preferred Stock in Section 5(a) above is referred to as the “Priority Amount.” After payment in full of the Priority Amount the remaining assets available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Common Stock on the basis of the holders of record of Series A Preferred Stock being entitled to the amount of distribution per outstanding share of Series A Preferred Stock as would be payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the close of business on the last business day preceding the date fixed for payment of the amount distributable on such shares of Series A Preferred Stock and Common Stock (such amount, together with the Priority Amount, being referred to herein as the “Liquidation Preference”).

6.	Conversion Rights. The holders of the Series A Preferred Stock shall have the following conversion rights:

(a) General. Subject to and in compliance with the provisions of this Section 2, all of the shares of the Series A Preferred Stock held by a holder may, at the option of such holder, be converted in whole or in part at any time or from time to time into fully-paid and nonassessable shares of Common Stock (except that upon any liquidation of the Corporation or redemption of shares of Series A Preferred Stock, the right of conversion thereof shall terminate at the close of business on the last business day next preceding the date fixed for payment of the amount distributable on such shares of Series A Preferred Stock). The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock (the “Conversion Rate”) shall initially be one (1). The Conversion Rate for a share of Series A Preferred Stock shall be adjusted from time to time if the Conversion Value (as defined below) is adjusted (as provided below), such that the Conversion Rate shall equal the quotient obtained by dividing the Conversion Price (as defined below) for such series by the Conversion Value. The Conversion Price for the Series A Preferred Stock shall be $2.35 and the initial Conversion Value for the Series A Preferred Stock shall be $2.35.

(b) Conversion Upon Qualified Offering. Without any further action by the holders of the shares of Series A Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for Common Stock, all outstanding shares of Series A Preferred Stock, shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock, are convertible pursuant to Section 6(a) hereof, immediately upon the closing of a Qualified Offering.

(c) Conversion Procedures. Upon the occurrence of the conversion specified in Sections 6(a) or 6(b) hereof, each holder of Series A Preferred Stock who has elected to convert his shares of Series A Preferred Stock or is otherwise subject to such conversion shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates representing the number of whole shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which such conversion occurred, and cash, as provided in Section 6(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(d) Adjustments to Preferred Stock Conversion Rates. The provisions of Sections 6(d)(i), 6(d)(ii), 6(d)(iii) and 6(d)(iv) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 6(d)(vi)).

(i) Upon Sale of Common Stock. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than the Conversion Value that is in effect with respect to the Series A Preferred Stock immediately prior to such issuance or sale (such issuance or sale being referred to herein as a “Dilutive Issuance”), then upon each such Dilutive Issuance, except as hereinafter provided, such Conversion Value shall be reduced in the following manner:

(A)	If the Corporation issues or sells shares of its Common Stock without consideration or at a price per share less than the Conversion Value that is in effect with respect to the Series A Preferred Stock immediately prior to such Dilutive Issuance, then upon each such Dilutive Issuance, such Conversion Value shall be reduced so as to be equal to the product determined by multiplying the Conversion Value of the Series A Preferred Stock, in effect immediately prior to such Dilutive Issuance by a fraction, the numerator of which shall be the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at such prior Conversion Value; and the denominator of which shall be the number of additional shares of Common Stock so issued.

B.	For the purposes of calculating the value of the fraction set forth in this Section 6(d)(i)(A), all shares of Common Stock outstanding and issuable upon conversion of outstanding options, warrants, convertible securities and Preferred Stock, or issuable upon conversion of Preferred Stock issuable upon exercise of outstanding warrants, shall be deemed to be outstanding.

(ii) Warrants, Options or Purchase Rights with Respect to Common Stock. For purposes of this Section 6(d), the issuance of any warrants, options or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or purchase rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of Common Stock and a Dilutive Issuance at such time if the Net Consideration Per Share (as defined in Section 6(d)(iii)) that may be received by the Corporation for such Common Stock shall be less than the Conversion Value that is in effect with respect to the Series A Preferred Stock at the time of such issuance. Any obligation or undertaking to issue warrants, options, purchase rights or convertible or exchangeable securities at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of Conversion Values shall be made under this Section 6(d) upon the issuance of any shares of Common Stock pursuant to the exercise of any warrants, options or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible or exchangeable securities if an appropriate adjustment shall previously have been made upon the issuance of any such warrants, options or purchase rights or upon the issuance of any securities convertible into or exchangeable for shares of Common Stock (or upon the issuance of any warrants, options or any rights therefor) as above provided. Any adjustment of a Conversion Value pursuant to this Section 6(d)(ii) that relates to warrants, options or purchase rights with respect to shares of Common Stock shall be disregarded if, as and when such warrants, options or purchase rights expire or are canceled without being exercised, so that the Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Conversion Value in effect immediately prior to the time of the issuance of the expired or canceled warrants, options or purchase rights, with such additional adjustments as have been made subsequent to the issuance of such expired or canceled warrants, options or purchase rights in respect of other securities. Adjustments of Conversion Value shall apply prospectively only.

(iii) Consideration. For the purposes of this Section 6(d), the “Net Consideration Per Share” that may be received by the Corporation shall be determined as follows:

(A)

The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options or other purchase rights or convertible or exchangeable securities, plus the minimum aggregate amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

(B)	The Net Consideration Per Share that may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options or other purchase rights or convertible or exchangeable securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options or other purchase rights or convertible or exchangeable securities.

(iv) Consideration; Non-Cash Property. For purposes of this Section 6(d), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 6(d) consists of properly other than cash, the value of such property shall be determined by the Board of Directors of the Corporation in good faith, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to receipt of such property.

(v) Certain Issues of Common Stock Excepted. Anything in this Section 2(d) to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Value applicable to the Series A Preferred Stock in the case of the following (“Exempt Securities”):

(A)	the issuance of any shares of Common Stock upon conversion of any shares of Preferred Stock;

(B)	the issuance of or grant of options to purchase up to 800,000 shares of Common Stock (subject to stock splits and stock combinations) (it being understood that any options that expire or are surrendered or cancelled shall be available for reissue to the extent such option was unexercised) to officers, directors, employees of or consultants to the Corporation or its subsidiaries pursuant to the Corporation’s Stock Option Plan, as amended or pursuant to a plan approved by the holders of Series A Preferred Stock or not required to be approved by such holders;

(C)	the issuance of any shares of Common Stock upon exercise of options or warrants that the Corporation could have granted pursuant to Section 6(d)(v)(B) immediately above or that were granted on or before the Series A Original Issue Date;

(D)	the issuance of any shares of Common Stock upon the conversion of any security issued after the Series A Original Issue Date or upon the exercise of any option or warrant granted after the Series A Original Issue Date; and

(E)	the issuance of any warrants authorized by a majority of the Board of Directors that must include a majority of the Directors designated by the Series A Preferred Stock for the purpose of advancing business interests of the Corporation and where the exercise price is not less that the Conversion Value.

The number of shares set forth in Section 6(d)(v)(B) above shall be equitably adjusted in the event of any stock split, combination, reclassification or other similar event, occurring after the date upon which any Series A Preferred Stock is first issued (the “Series A Original Issue Date”).

(vi) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), following the Series A Original Issue Date and simultaneously with the happening of such Extraordinary Common Stock Event, the Conversion Values applicable to the Series A Preferred Stock shall be adjusted by multiplying each Conversion Value that is in effect with respect to the Series A Preferred Stock immediately prior to such Extraordinary Common Stock Event by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Value for such Series A Preferred Stock, subject to further adjustment from time to time in accordance with the provisions of this Section 6(d). “Extraordinary Common Stock Event” shall mean (A) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (B) subdivision or reclassification of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (C) combination or reclassification of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

(vii) Dividends: Distributions. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding ordinary cash dividends paid out of retained earnings), then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the record date for such event and had they thereafter, during the period from such record date to and including the Series A Preferred Stock Conversion Date (as that term is hereafter defined in Section 6(h)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock.

(e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number or shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(f) Capital Reorganization; Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock would have been entitled on such capital reorganization, merger, consolidation or sale. Notwithstanding the foregoing, any reorganization, merger or consolidation to which this Section 6(f) applies and in which the Corporation is not the surviving entity, the holders of Series A Preferred Stock shall be deemed to have converted their Series A Preferred Stock as though such holder elected to convert such shares under Section 6(a) hereof (effective as of a time immediately preceding the effective date of such reorganization, merger or consolidation). In any such case (except a reorganization, merger or consolidation referred to in the preceding sentence) appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale so that the provisions of this Section 6 (including adjustment of the Conversion Value then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(g) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Conversion Rate applicable to Series A Preferred Stock or upon the reasonable request of any holder of Series A Preferred Stock, the Corporation at its expense will furnish each holder of the Series A Preferred Stock with a certificate showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

(h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office or to any transfer agent of Common Stock and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for the conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Series A Preferred Stock Conversion Date.” As promptly as practicable after the Series A Preferred Stock Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 2 and cash, as provided in Section 6(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Preferred Stock Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock, represented thereby.

(i) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in good faith in a reasonable manner prescribed by the Board of Directors) at the close of business on the Series A Preferred Stock Conversion Date. The determination of the number of fractional shares shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

(j) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall promptly endeavor to take such corporate action as maybe necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7.	Redemption,

(a) Subject to the conditions set forth below, if there has not been a Qualified Liquidity Event as defined below on or before December 31, 2008, upon the receipt of a written request for redemption (a “Redemption Request”) from a holder of shares of Series A Preferred Stock, the Corporation will redeem, from funds legally available therefore, from each holder of shares of Series A Preferred Stock, the shares of Series A Preferred Stock owned by such holder at a price equal to (i) $.47 (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization of such shares), (ii) plus any declared but unpaid dividends thereon, (iii) plus any unpaid cumulative dividends after December 31, 2006 (the “Mandatory Redemption Price”). In the event a holder of shares of Series A Preferred Stock properly delivers a Redemption Request after December 31, 2008 and the Corporation fails to redeem such shares, the Conversion Value shall decrease 10% per the end of each three (3) month period following such failure.

(b) The Corporation shall provide notice of any Redemption Request, specifying the time of redemption (“Mandatory Redemption Date”) and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of the Series A Preferred Stock requesting the redemption at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than twenty (20) days prior to the Mandatory Redemption Date.

(c) If the funds of the Corporation legally available for redemption of any shares of Series A Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock required under this Section 7 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series A Preferred Stock in any funds legally available for redemption of such shares according to the respective amounts which would be payable in respect of them if the full number of shares to be redeemed on such Mandatory Redemption Date were actually redeemed. If any shares of Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Mandatory Redemption Price on all outstanding shares of the Series A Preferred Stock, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and, for so long as such shares which are required to have been redeemed but were not redeemed remain outstanding, the holders of the Series A Preferred Stock shall be entitled to the special voting rights specified in Section 2(b) hereof. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem, to the extent of the available funds, the balance of the shares which the Corporation was theretofore obligated to redeem.

(d) Unless there shall have been a default in the payment of the Mandatory Redemption Price on such Mandatory Redemption Date, all rights of each holder of Series A Preferred Stock as a stockholder of the Corporation by reason of the ownership of such shares will cease; except the right to receive the Mandatory Redemption Price, for such shares, without interest, upon presentation and surrender of the certificate representing such shares, and such shares will not from and after such Mandatory Redemption Date, be deemed to be outstanding.

(e) Any Series A Preferred Stock redeemed pursuant to this Section 7 will be retired and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(f) For purposes of this Section 3, a Qualified Liquidity Event shall mean the completion by the Corporation of a Qualified Offering.

8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

9. Notices of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person; or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall deliver or cause to be delivered to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares or Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

10. Approval of Certain Options. Unless approved by all members of the Board of Directors that were selected by the holders of Series A Preferred Stock, the Corporation shall not grant any option to a director, officer or employee that provides that more than 33.34% of the shares of capital stock subject to such option shall vest in any one year period commencing on the date of grant or any anniversary thereof however such approval shall not be required for any provision in the grant that permits acceleration of vesting upon the happening of specified contingencies outside of the control of the recipient.

IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation to be executed as of the 31st day of May 2006.

HOSTOPIA.COM INC.

By:	/s/ Mike Mugan
Name:	Mike Mugan
Title:	Secretary

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